EXHIBIT 4.18
Equity Transfer Agreement

The Parties enter into this Agreement in Beijing on December 28, 2004:

Transferor:	China National Center for Biotechnology Development (hereinafter referred to as “Party A”)
Legal representative:	Wang Hongguang
Address:	Second No. 7 Zao Jun Miao
Haidian District
Beijing

Transferee:	Beijing Origin Seed Joint Stock Limited (hereinafter referred to as “Party B”)
Legal representative:	Han Gengchen
Address:	2E201
Zhongguancun Development Building
NO.12 Shangdi Information Road
Haidian District
Beijing

Whereas:

1.	Party B is a limited liability company duly organized in Beijing under the laws of China and has its independent legal personality. Its registered capital is one hundred million Renminbi;
2.
Shenzhen Biocentury Transgene Technology Co.,Ltd (hereinafter referred to as “Biocentury Co.”) is a limited liability company duly organized in Shenzhen under the laws of China and has its independent legal personality. Its registered capital is eighty million Renminbi;

3.	Party A invested eight million Renminbi in Biocentury Co. and legally owns 10% interest in the registered capital of Biocentury Co.; and
4.	Pursuant to the provisions of this Agreement, Party A agrees to transfer and Party B agrees to purchase Party A’s 7% interest in the registered capital of Biocentury Co..

Party A and Party B, through friendly consultation, enter into the following agreement in respect of the share transfer hereof:

Article 1 SHARE TRANSFER

Pursuant to the provisions and conditions of this Agreement, Party A agrees to transfer its 7% interest in the registered capital of Biocentury Co. (hereinafter referred to as “target shares”) to Party B in capacity of the owner of such shares hereof; Party B agrees to purchase the target shares.

Article 2 CONSIDERATION

Party A and Party B agree that Party A transfer 7% interest in the registered capital of Biocentury Co. to Party B at the price of RMB five million six hundred thousand (5,600,000).

Article 3 PAYMENT

Party B shall pay the total amount of the transferred share at the price of RMB one million six hundred thousand (1,600,000) within 10 days of which the registration of industry and commerce is modified for the title of the target shares being transferred from Party A to Party B.

Article 4 RIGHT, RESPONSIBILITY AND RISK’S TRANSFER

From the date of which the registration of industry and commerce is modified for the title of the target shares being transferred from Party A to Party B (hereinafter referred to as “transfer date”), Party B will be the entitled party of the target shares and enjoy the full right of the target shares.

Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTY A

Party A has full right of disposing to the target shares and the target shares are not limited by any preemptive rights or other similar rights. The target shares are fully owned by the Party A legally and free and clear of all mortgages, charges, liens and the third party’s interest; there is neither any debt or potential liability attached to the target shares nor any litigation, arbitration or dispute subject to the target shares. Party B will entitle full right of the target shares as the owner of the target shares on the transfer date.

Article 6 CONFIDENTIALITY

The Parties shall hold in strict confidence, unless compelled to disclose by requirements of supervision and administrative authorities or by requirements of laws or administration regulations, to commercial documents in connection with the transactions contemplated by this Agreement.

Article 7 FORCE MAJEURE

In case any provision of this Agreement cannot be performed by any party of this Agreement because of unforeseeable, unavoidable, insurmountable events, such as earthquake, fire and war, liability shall be exempted; however, such party shall promptly notify the other party so as to mitigate losses that might be inflicted on that party within a reasonable period of time.

Article 8 LIABILITY FOR BREACH OF CONTRACT

8.1	If Party A violates or fails to perform its representations, warranties or covenants, it shall be liable for the breach of agreement and shall indemnify Party B for all its losses.

8.2
Any of the Parties hereto that violates or fails to perform its part or whole duties or obligations under this Agreement shall be liable for the breach of agreement and shall indemnify the non-defaulting party hereto for all its losses.

8.3
If Party B fails to make its payment as the time limit and the amount specified in Article 3, Party B shall pay to Party A a fine amounting to 5‰ of the sum payable by Party B per month from the first day of such breach. If such default exceeds three (3) months, Party A has the right to terminate this Agreement and investigate Party B’s liabilities for breach of agreement according to Clause 8.2 hereto.

Article 9 TAX

All taxes and fees arising from the share transfer hereunder shall be processed in accordance with the relevant provisions of the laws and regulations; in case there is no relevant provision which could be applied, the taxes and/or fees shall be borne by Party A and Party B equally.

Article 10 APPLICABLE LAW AND DISPUTE RESOLUTION

10.1
The conclusion, effectiveness, interpretation and performance of this Agreement and settlement of disputes in connection with this Agreement shall be governed by the laws of the People’s Republic of China (“China”).

10.2
Any dispute arising out of this Agreement or from its performance shall be resolved through friendly consultation between the Parties. If the dispute cannot be resolved through consultation, then any Party can submit the dispute to the court with corresponding jurisdiction. Otherwise determined by the court, the litigation fees and other fees relevant to the litigation shall be borne by the losing party.

Article 11 COUNTERPARTS

This Agreement is executed in quadruplicate. Each Party hereto shall hold one (1) counterpart. One counterpart shall be kept by Biocentury Co. for record and the other shall be submitted to the Industry and Commerce Administrative authorities for record. Each copy shall have the same effect.

Article 12 MISCELLANEOUS

12.1	Parties shall go through other necessary procedures and execute other necessary documents for the share transfer hereunder.

12.2
Party A shall assist and cooperate with Party B to submit all documents relevant to the share transfer hereunder to the original Industry and Commerce registration department of Biocentury Co. and go through the procedure of modification of the registration in the Industry and Commerce Administration authorities.

12.3	This Agreement is executed as of the date set forth on the first page between Party A and Party B in Beijing.

Transferor:China National Center for Biotechnology Development
Legal Representative:

Transferee: Beijing Origin Seed Joint Stock Limited
Legal Representative:

Equity Transfer Payment Agreement

The Parties enter into this Agreement in Beijing on May 26, 2005:

Transferor:	China National Center for Biotechnology Development (hereinafter referred to as “Party A”)
Legal Representative:	Wang Hongguang
Address:	Second No. 7 Zao Jun Miao
Haidian District
Beijing

Transferee:	Beijing Origin Seed Joint Stock Limited (hereinafter referred to as “Party B”)
Legal Representative:	Han Gengchen
Address:	2E201
Zhongguancun Development Building
No.12 Shangdi Information Road
Haidian District
Beijing

Guarantor:	Beijing Biology Industry Hatch Base Company Limited (hereinafter referred to as “Party C”)
Legal Representative:	Shi Baodong
Address:	Second No. 7 Zao Jun Miao
Haidian District
Beijing

Pursuant to the Share Transfer Agreement which was entered into by and between Party A and Party B on December 28, 2004 (hereinafter referred to as “the Main Contract”), Party A agrees to transfer its 7% interest in the registered capital of Biocentury Co. (hereinafter referred to as “target shares”) to Party B at the price of RMB five million six hundred and seventy-seven thousand (5,677,000) in capacity of the owner of such shares hereof; Party B agrees to purchase the target shares; and Party C agrees to provide guarantee to Party A that Party A will fully perform and accomplish the obligations under the Main Contract and this Agreement. In consideration of the foregoing, the three Parties hereby agree as follows:

1.	EQUITY TRANSFER AND PAYMENT

Through friendly consultation, Party B agrees to pay the share transfer’s consideration at the price of RMB five million six hundred and seventy-seven thousand (5,677,000)

in a single payment within two (2) days of which this Agreement becomes effective.

2.	REGISTRATION PROCEDURE FOR SHARE TRANSFER AND RISK MANAGEMENT

1)	Party A and Party B shall fully cooperate and jointly process the registration modification procedure relevant to the share transfer; and
2)
If the registration modification procedure is not accomplished within 3 months or the procedure hereof is not approved by the relevant authorities, Party A shall return all of the payment which is RMB five million six hundred and seventy-seven thousand (5,677,000) to Party B within 10 working days of such instance arising.

3.	GUARANTEE

1)	The method of guarantee: jointly and several guarantee liability;
2)	Party C warrants that its guarantee liability will not be diminished or released for any order, property’s change, organization structure’s change or adjustment;
3)	Scope of guarantee: including the principal, interest, indemnity of the share transfer and litigation fee, attorney fee and other expenses for the credit’s realization; and
4)
Party C agrees and assures that in case Party A could not perform the obligations under the principle contract or this Agreement, Party C shall pay off the consideration and fees of the share transfer unconditionally and without any demur, and such payment shall be regarded as a debt of Party C to Party B.

4.	LIABILITY FOR BREACH OF CONTRACT

1)
If Party A fails to perform or cannot fully perform the obligation of returning the consideration of the share transfer under this Agreement, Party A shall pay to Party B a fine amounting to 0.5‰ of the sum payable by Party A per day from the first day of such breach;

2)
If Party B fails to perform or cannot fully perform the obligation of paying the consideration of the share transfer under this Agreement, Party B shall pay to Party A a fine amounting to 0.5‰ of the sum payable by Party B per day from the first day of such breach; and

3)
If Party C fails to perform or cannot fully perform the obligation of guarantee under this Agreement, Party C shall pay to Party B a fine amounting to 0.5‰ of the sum payable by Party C per day from the first day of such breach.

5.	EFFECTIVENESS

1)
This agreement will be effective from the date of the executions and stamps by the authorized representatives of the Parties, and will be expired from the date of the accomplishment of the obligations of the three parties.

2)	The Content of this Agreement is written by the printed words and any handwriting is void.
3)	This Agreement is executed in three counterparts. Each Party hereto shall hold one (1) counterpart, and all counterparts are equally authentic.

Transferor: China National Center for Biotechnology Development
Legal Representative:

Transferee: Beijing Origin Seed Joint Stock Limited
Legal Representative:

Guarantor: Beijing Biology Industry Hatch Base Company Limited
Legal Representative: